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                                                       EXHIBIT 99.1

HEADLINE: AAMES FINANCIAL CORPORATION AND ONE STOP MORTGAGE, INC. ANNOUNCE MERGER AGREEMENT

DATELINE:  LOS ANGELES, Aug. 12, 1996

BODY:

     Aames Financial Corporation (NYSE: AAM) and One Stop Mortgage, Inc. today announced that they have entered into a definitive agreement providing for the acquisition of One Stop Mortgage, Inc. by Aames Financial Corporation. This merger will result in One Stop Mortgage, Inc. becoming a wholly owned subsidiary of Aames. Aames currently originates loans through its retail offices and purchases loans through its correspondent and bulk purchase loan programs. The acquisition of One Stop expands the origination network to include One Stop's wholesale originations from mortgage brokers.

     Under the terms of the agreement, Aames will issue approximately 2.3 million shares in a tax-free transaction to be treated as a pooling of interests for accounting purposes. One Stop stockholders and employees will receive a combination of approximately 1.65 million shares of Aames common stock and options for an additional 375,300 shares of Aames common stock. In addition, approximately 675,000 shares of Aames common stock will be issued to Lehman Brothers, which owns a warrant in One Stop.

     Completion of the merger is subject to customary closing conditions. The transaction is expected to close by September 1996.

     One Stop, based in Costa Mesa, California, specializes in acquiring and originating home equity loans made to credit-impaired borrowers from mortgage brokers throughout the United States. The privately held company, which originates and acquires home equity loans in 21 states, currently operates out
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of 25 offices and has 230 employees. For the three-month period ended July 31,
1996, One Stop's loan originations totaled approximately $126 million. Aames reported total loan originations of approximately $300 million for the three-month period ended June 30, 1996.

     "This acquisition significantly increases Aames' origination network, adding important diversification to our conduits for loans," said Gary K. Judis, Aames' chairman and chief executive officer. "At present, most of Aames' loans are originated through our retail loan offices, purchased from our nationwide network of correspondents or in bulk acquisitions. One Stop has specialized in aggregating loans from small brokers throughout the country -- a previously untapped origination network for us. With this acquisition, Aames will have covered all three sectors of origination of home equity lending. Furthermore, with Neil Kornswiet and his staff, we are gaining an experienced team of professionals who have earned the respect and trust of brokers throughout the country that is so necessary to the continued growth of this business."

     One Stop President and Chief Executive Officer Neil B. Kornswiet will continue to serve as president and chief executive officer of the mortgage wholesaler after the acquisition under a five-year employment contract. Additionally, Kornswiet, (39), will become a member of Aames' board of directors and an executive vice president of the corporation. Kornswiet's election as a director will bring Aames' board to eight members.

     "We believe that our partnership with Aames will further enhance both Aames' and One Stop's national lending operations and market penetration," said Kornswiet. "For example, One Stop will be able to utilize Aames' new outbound telemarketing system and Aames will be able to utilize One Stop's nationwide
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network of staff review appraisers. I am also thrilled about the opportunity to work with Gary Judis, one of the true legends of nonconforming home equity lending."

     Following the closing, Aames intends to terminate One Stop's existing credit facilities with Lehman Brothers. The early termination of the credit facilities will result in a write-off of the unamortized value of the warrant received by Lehman Brothers. This write-off will result in Aames incurring a one time after-tax expense in the fiscal quarter ending September 30, 1996.

     Aames Financial Corporation is a leading home equity lender and currently operates 48 loan offices in 16 states throughout the United States.

     CONTACT: Gregory J. Witherspoon of Aames Financial Corporation, 213-351-6153; or Cecilia A. Wilkinson or Roger S. Pondel of Pondel Parsons &

Wilkinson, 310-207-9300.